EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 and related Prospectus of SharpLink Gaming Ltd. (formerly Mer Telemanagement Solutions Ltd.) of our report dated May 16, 2022, relating to the consolidated financial statements of SharpLink Gaming Ltd., appearing in the Annual Report on Form 20-F of SharpLink Gaming Ltd. (formerly Mer Telemanagement Solutions Ltd.) for the year ended December 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Minneapolis, Minnesota

July 21, 2022